UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934, or Suspension of Duty to File Reports Under
          Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 033-20022

                   MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

                              10 South Third Street
                            Richmond, Virginia 23219
                                 (804) 344-8121

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     UNITS OF LIMITED PARTNERSHIP INTERESTS
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(i)       [x]
         Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Marriott Residence Inn Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 11, 2002                  MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP

                                      By:  AHT Res I GP, Inc.,
                                           its general partner


                                      By:  /s/ Glade M. Knight
                                         -------------------------------------
                                      Name:  Glade M. Knight
                                           -----------------------------------
                                      Title: President
                                            ----------------------------------


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which all be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.